Exhibit 12.1
ALLERGAN, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions, except ratios)
(Unaudited)

	Historical											Pro Forma Combined

										Nine Months				Nine Months
	Year Ended December 31,									Ended		Year Ended		Ended
										September 30,		December 31,		September 30,
	2000		2001		2002		2003	2004		2005		2004		2005

Earnings (loss) from continuing operations before income taxes and minority interest	$235.6		$260.3		$89.8		$(29.5)	$532.1		$429.7		$478.0		$402.5
Add interest expense	16.2		18.1		17.4		15.6	19.5		8.3		75.5		50.3
Add interest on rental expense	5.2		6.2		6.3		6.9	7.7		5.7	(b)	9.9		7.4	(b)

Earnings (loss)	$257.0		$284.6		$113.5		$(7.0)	$559.3		$443.7		$563.4		$460.2

Interest expense	$16.2		$18.1		$17.4		$15.6	$19.5		$8.3		$75.5		$50.3
Add interest on rental expense	5.2		6.2		6.3		6.9	7.7		5.7	(b)	9.9		7.4	(b)

Fixed charges	$21.4		$24.3		$23.7		$22.5	$27.2		$14.0		$85.4		$57.7

Ratio of earnings to fixed charges	12.0	x	11.7	x	4.8	x	n/a (a )	20.6	x	31.7	x	6.6	x	8.0x

(a)	In 2003, earnings were not sufficient to cover fixed charges by $29.5 million

(b)	Amount estimated based on 2004 actual interest on rent expense